Exhibit 3.3

CERTIFICATE OF CORRECTION

OF

METLIFE INSURANCE COMPANY OF CONNECTICUT

This Certificate of Correction is filed pursuant to Section 33-611 of the Connecticut Business Corporation Act to correct an inaccuracy in that certain Certificate of Amendment dated February 10, 2006 and filed with the State of Connecticut Secretary of the State on February 14, 2006 (the “Certificate of Amendment”) amending the Charter as Amended and Restated of The Travelers Insurance Company (the “Charter”).

The Certificate of Amendment inaccurately stated that Section 1 of the Charter was “amended and restated in its entirety” when, instead, it should have amended Section 1 of the Charter to delete the words “The Travelers Insurance Company” and to substitute the words “MetLife Insurance Company of Connecticut” in their stead. The remainder of Section 1 of the Charter shall remain in place unaffected by the Certificate of Amendment.

IN WITNESS WHEREOF, this Certificate of Correction is dated and executed as of the 4th day of April, 2007.

METLIFE INSURANCE COMPANY OF CONNECTICUT

By:	/s/ Daniel D. Jordan
Name: Daniel D. Jordan Title: Vice President and Assistant Secretary